Exhibit 99.1

Gladstone Commercial Corporation Announces Amendment of Advisory Agreement

MCLEAN, VA, July 27, 2015 – Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) reported today that on July 24, 2015, it amended and restated its existing advisory agreement with Gladstone Management Corporation, a registered investment adviser (the “Adviser”) by entering into the Second Amended and Restated Investment Advisory Agreement between the Company and the Adviser (the “Amended Agreement”). The Company’s entrance into the Amended Agreement was approved unanimously by its board of directors, including, specifically, approved unanimously by the Company’s independent directors.

The following is a summary of the amendments. All capitalized terms below not defined in this press release are defined in the Amended Agreement.

•	Lowered the Base Management Fee from 2.0% per annum (0.5% per quarter) of total stockholders’ equity (as recorded on the Company’s balance sheet, less the recorded value of any preferred stock, and an incentive fee based upon funds from operations) to 1.5% per annum (0.375% per quarter) of Total Stockholders’ Equity, defined in the Amended Agreement as the total stockholders’ equity reported on the Company’s balance sheet (the “Reported Stockholders’ Equity”), before recording the Base Management Fee and the Incentive Fee and adjusted to exclude unrealized gains and losses and certain other one-time non-cash items.

•	Removed the “catch up” provision of payment to the Adviser from the Incentive Fee calculation.

•	Lowered the Incentive Fee to 15% (from 20%) of the Company’s Core FFO.

•	Increased the “hurdle rate” for the Adviser to earn the Incentive fee from 7.0% to 8.0% per year (2.0% per quarter) of Reported Stockholders’ Equity, which is a larger number than that which the previous incentive fee was calculated from in the previous advisory agreement.

•	Limited the Incentive Fee to be no greater than 115% of the average quarterly Incentive Fee paid during the trailing four quarters (averaged over the number of quarters in which any Incentive Fee was paid).

•	Removed capital gains from the calculation of the Incentive Fee but provided for payment of a Capital Gain Fee, payable at the end of each fiscal year and calculated as 15% of the aggregate realized capital gains minus the aggregate realized capital losses for the applicable fiscal year (or any abbreviated time period in the event that the Amended Agreement is terminated).

•	Added a Termination Fee payable only in the event that the Amended Agreement is terminated by the Company without Cause, or terminated by the Adviser upon the Company’s default under the Amended Agreement. The Termination Fee would equal two times the sum of the average annual Base Management Fee and Incentive Fee earned by the Adviser during the 24-month period prior to the effective date of such termination.

“This amendment brings our advisory agreement nearer to the current market practice and we expect it will facilitate our growth of FFO and distributions to stockholders in the future.” explained Chairman and CEO, David Gladstone. “We previously disclosed to stockholders that we would consider changing the advisory fees once we reached $1 billion in assets. And as we approach that number, we are making these very significant changes.”

“With this amendment, we believe Gladstone Commercial will become more competitive in sourcing and retaining talented investment and operations professionals at the Adviser to continue building our strong portfolio of properties,” said Bob Cutlip, President.

Gladstone Commercial Corporation is a real estate investment trust (REIT) that invests in and owns net leased industrial, commercial and retail real property. Additional information can be found at www.gladstonecommercial.com. Gladstone Commercial’s real estate portfolio now consists of 101 properties located in 24 states, totaling approximately 11.1 million square feet.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 18, 2015.  The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information: Gladstone Commercial Corporation +1-703-287-5893

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Commercial Corporation